                                                                   EXHIBIT 10.19

                             EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective as of February 14, 1996, between Chancellor Holdings Corp., a Delaware Corporation ("Holdings"), Chancellor Broadcasting Company, a Delaware corporation ("Company/Employer"), Chancellor Radio Broadcasting Company, a Delaware corporation (the "Broadcasting Subsidiary"), and George C. Toulas (the "Employee").

                             W I T N E S S E T H:

        WHEREAS, Holdings, Company/Employer and the Broadcasting Subsidiary (collectively, the "Company") are engaged in the ownership and/or operation of radio broadcast stations WUBE-AM, WUBE-FM, WKYN-AM and WYGY-FM in the Cincinnati, Ohio market; KTCJ-AM, KTCZ-FM, KDWB-FM, KEEY-FM and KFAN-AM in the Minneapolis-St. Paul, Minnesota market; WOCL-FM, WXXL-FM, WOMX-FM, WJHM-FM in the Orlando, Florida market; WWSW-FM and WWSW-AM in the Pittsburgh, Pennsylvania market; WALK-AM/FM, WBLI-FM, WBAB-FM, WHFM-FM, and WGBB-AM in the
Nassau-Suffolk Counties, New York Market and WFOX-FM in the Atlanta, Georgia market (collectively, the "Stations");

        WHEREAS, the Company desires to employ the Employee in an executive capacity to assume supervisory responsibilities of the Stations;

        WHEREAS, the Employee desires to be employed by the Company in said capacity;

        WHEREAS, the Employee is currently employed by the Company pursuant to an employment agreement which the parties hereto desire to supersede by the execution and delivery of this Agreement; and

        WHEREAS, the parties hereto desire to set forth in writing the terms and conditions of their understandings and agreements.

        NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1. EMPLOYMENT PERIOD. Unless earlier terminated in accordance with the terms of this Agreement, the period of the Employee's employment under this Agreement (the "Employment Period") shall commence on February 14, 1996 (the "Employment Date") and shall end upon the earlier of (a) the termination of this Agreement in accordance with Section 6 below, and (b) December 31, 2000.

        2.      DUTIES. (a)     The Employee shall serve as a Senior Vice
President of the Company and as Regional Manager of the Stations. The Employee shall diligently devote his working time, attention, knowledge and skills solely to the business and interest of the Company and shall discharge the duties and assume the responsibilities assigned to him from time to time by the Chief Executive Officer and Board of Directors of Company (it being specifically understood




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that such duties and responsibilities may from time to time relate to the operations of broadcast stations other than the stations that are owned by the Company or its Affiliates (as hereinafter defined)). Notwithstanding any additional duties assigned to the Employee relating to the operations of other broadcast stations owned by the Company or its Affiliates, the Company hereby agrees that in connection with such additional duties, the Employee will not be required without his consent to move to a location other than the Cincinnati, Ohio area.

                (b) The Company shall be entitled to all of the benefits, profits or other issues arising from or incident to all work, services and advice of the Employee. The Employee shall not during the term hereof be interested, directly or indirectly without the written consent of the Company, which consent shall not be unreasonably withheld, in any manner, as a partner, officer, director, stockholder, advisor, investor, creditor or employee, or in any other capacity, in any broadcast station, cable television operator, or daily newspaper; provided, however, that nothing contained herein shall be deemed or prevent the Employee from investing his personal funds in the capital stock or other securities of a corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, provided he does not own more than two percent (2%) thereof.

                (c) During the term of this Agreement, Employee shall notify Company within 24 hours of any written solicitation of Employee for employment. Further, during the term of this Agreement, Employee will not enter into nor engage in negotiations for agreements, whether oral or written, relating to employment, consulting or affiliation and/or any other arrangements with or for any radio, television or cable broadcast station or broadcast company located in the markets in which the Company owns or operates a radio station.

        3. COMPENSATION. As compensation for the Employee's services as set forth in Section 2 hereof, the Company hereby agrees to pay the Employee, and the Employee agrees to accept:

                (a) a base salary (the "Base Salary"), payable in accordance with the Company's payroll policies, at an annual rate of Three hundred Seventy-Five Thousand Dollars ($375,000), prorated for the period from February 14, 1996 through December 31, 1996. On December 31, 1996, and on each December 31 thereafter during the term of this Agreement (each an "adjustment Date"), the Base Salary for the next succeeding year shall be increased not less than three percent but not more than five percent over the amount of the Base Salary in effect for the year ended on such Adjustment Date, as determined by the Chief Executive Officer and Board of Directors of the Company;

                (b) an annual bonus of 50% of the Employee's Base Salary (the "Broadcast Cash Flow Bonus") for each fiscal year of the Company subsequent to 1995, based on the Stations achieving the broadcast cash flow projections published in the Financial Projections Book dated December 11, 1996 and outlined in Exhibit A attached hereto and incorporated by reference herein or otherwise established by the Board of Directors of the Company (the "BCF Projections"), it being understood that the Employee shall be entitled to receive within 20 days after the end of each fiscal quarter in which the Stations achieve the BCF Projections therefor, as payment against the Broadcast Cash Flow Bonus for the fiscal year in which such fiscal quarter occurred, an amount equaling one-eight of the maximum possible Broadcast Cash Flow Bonus for such fiscal year, with the remaining amount of the Broadcast Cash Flow Bonus, if any, to be paid within 60 days





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after the end of such fiscal year. EMPLOYEE shall receive an annual bonus of
40% of the EMPLOYEE's Base Salary for each fiscal year of the Company subsequent to 1995, based on the Stations achieving 97.5% of the BCF Projections. The BCF Projections will be adjusted to reflect acquisitions or dispositions of stations under the supervision of the Employee, and the stations under the supervision of the Employee after any such acquisition or disposition shall be deemed thereafter to be the Stations for all purposes of this Agreement. In the event the Stations do not achieve in any fiscal year at least 97.5% of the BCF Projections therefor but the consolidated broadcast cash flow projection for the Company set forth in Exhibit A or otherwise established for such year by the Board of Directors of the Company (the "Consolidated BCF Projection") is achieved, the Chief Executive Officer, subject to the authority of the Board of Directors of the Company, may elect to pay the Broadcast Cash Flow Bonus to the Employee.

                (c) an annual bonus for each fiscal year equaling 10% of the amount by which the aggregate broadcast cash flow for the Stations exceeds the aggregate BCF Projections for the Stations for such fiscal year, provided, however that at the discretion of the Chief Executive Officer and the Board of Directors of the Company, the Company may decline to pay such a bonus for any fiscal year if the Company fails to achieve the Consolidated BCF Projection for such fiscal year.

        4.      BENEFITS.       (a) The Company shall provide the benefits to
the Employee set forth below, which benefits may be modified from time to time, at the sole discretion of the Company, e.g., the Company may select a different health care provider with competitive rates, provided that comparable benefits are offered to the Employee in place of the benefits which are modified.

                (b) The Company shall provide the Employee, and keep in full force and effect, a term life insurance policy with a face amount of Two Hundred Fifty Thousand Dollars ($250,000.00) without cost to Employee except, Employee shall be solely responsible for the payment of any federal and/or state taxes that be levied as a result of the Company furnishing said policy, and the Employee, his estate and heirs shall indemnify and hold harmless the Company from any and all taxes related thereto. The Employee shall have the privilege of designating the beneficiary thereof and may change the beneficiary thereof by written notice to the Company and shall further have any other rights or ownership provided by said policy subject to the rules and regulations of the issuing insurance company. Upon termination of this Agreement, the Company shall assign said policy to the Employee without cost to the Employee, provided that the Employee shall pay all premiums and other costs relating to such policy from the date of such assignment.

                (c) The Company shall provide the Employee and his immediate family major medical coverage and, if the Employee qualifies, disability insurance in an annual amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00). If the Company is notified that the Employee does not qualify for such disability insurance, the Company will give the Employee written notice within five (5) working days after the Company is so notified.

                (d) The Employee shall be reimbursed for all reasonable and necessary business expenses for travel (which shall be deemed to include first class air travel) and entertainment in connection with the Company's business; provided, however, that no reimbursement shall be made for any expenses unless they are evidenced by valid receipts and documents and are properly





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deductible, to the extent such expenses are deductible for federal income tax purposes, and are consistent with the Company's policies as established from time to time. In the event that the Company shall determine in its sole discretion that certain categories of expenses which have been previously reimbursable will no longer be reimbursable then, in that event, the Company shall provide the Employee with thirty (30) days written notice of same; provided, however, that any such unreimbursable expenses incurred by the Employee prior to the effective date of the notice will nevertheless be reimbursed by the Company.

        (e) In addition, the Company will provide the Employee with use of an automobile with a value of up to Sixty Thousand Dollars ($60,000.00) and shall reimburse the Employee for taxes associated with said automobile.

        (f) The Employee shall be given four (4) weeks paid vacation each calendar year, as well as personal leave, holiday leave and sick leave in accordance with the general practice of the Company. Said vacation shall not be taken for four (4) continuous weeks, but must be taken in accordance with the Company's policies, as in effect from time to time.

        (g) The Company shall provide the Employee with a membership at a tennis, fitness or business lunch club, or similar facility, the use of which shall be for business purposes and the annual dues of which shall not exceed Seventy Five Hundred Dollars ($7,500.00). The Company shall have the right to approve such membership in advance and shall thereafter pay the cost and expenses of such membership. The Employee's membership in said club shall automatically terminate upon the termination of his employment for any reason.

        (h) The Employee shall be entitled to participate in the Company's Stock Option Plan in accordance with the terms thereof and, at the discretion of the Board of Directors of the Company, shall be granted awards thereunder from time to time.

        5. DEATH OR DISABILITY. This Agreement shall terminate immediately upon the Employee's death. In the event the Employee shall become Disabled (as hereinafter defined), the Company shall have the right to terminate this Agreement as of a date not less than ten (10) days from the date of written notice to the Employee or his personal representative, and the Employee or his personal representative shall be entitled to receive the Employee's earned salary and earned bonus, if any, at the rates provided in Section 3 of this Agreement, through the end of the month in which such termination occurs. The Employee shall be deemed to have become 'Disabled' if because of ill health, physical or mental Disability (as hereinafter defined) or for other causes beyond his control he shall have been unable to perform his duties hereunder for a period of twelve (12) consecutive weeks or for a cumulative total of four (4) months in a calendar year. 'Disability' shall mean physical or mental impairment of the Employee which results in the inability of the Employee to engage in his regular duties in the same fashion and to the same extent as others occupying the same position in the radio industry. Disability shall be established by a written certification by a medical doctor agreed to by the Company and the Employee. In the absence of such an agreement, the Company and the Employee shall each nominate a qualified medical doctor and these two doctors shall select a third qualified medical doctor, which third doctor shall make the determination as to the Disability of the Employee.




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        6. TERMINATION OF EMPLOYMENT. (a) The Employment Period may be
terminated at any time by the Company by written notice to the Employee. Notwithstanding anything to the contrary contained herein, if such termination is with Cause (as hereinafter defined), all of the Employee's rights to compensation and other rights under Sections 3, 4 and 5 above shall terminate upon such termination, except the right to payment for amounts accrued in respect of periods prior to such termination, which amounts, if any, shall be paid in a lump sum. If such termination is without Cause, the Company shall pay to the Employee, in a lump sum, an amount equal to (i) any amounts accrued in respect of period prior to such termination including but not limited to salary and all bonuses plus (ii) his aggregate Base Salary for two years from the date of termination. Termination "For Cause" is defined as follows:

        * Employee materially breaches the Agreement, after receipt of written notice by Employer, and Employee's failure to commence to cure within 30 days and to complete cure within 60 days, or such longer time as Employer may specify.

        * Employee is convicted of a felony under federal, state or local laws.

        * If Employer reasonably determines, upon written notice and following a hearing by a court of competent jurisdiction or by arbitration, that Employee has violated rules or policies of the Federal Communications Commission (FCC) or any applicable law which may jeopardize the Station's FCC license and authorizations.

        * Employee is intoxicated or uses, possesses, sells, trades in, delivers, or is under the influence of any illegal drug while performing duties for Employer or on premises of Employer.

        * Employee commits any act involving moral turpitude under federal, state or local laws, or which might reflect unfavorably upon the Employer, the Station, the sponsors, if any, of their advertising agencies, if any, or otherwise injure the success of the programs.

              (b) The Employment Period may be terminated at any time by the Employee for Good Reason (as hereinafter defined) by written notice to the Company, "Good Reason" shall mean (i) any change in the Employee's functions, duties or responsibilities from his position on the Employment Date without the Employee's consent if such change would (x) reduce the Employee's functions, duties or responsibilities from those in effect on the Employment Date of the date of amendment, whichever is applicable, to a level that is not commensurate with those of an executive in the Employee's position prior to such change (it being understood that the reassignment of any of the Employee's functions, duties, or responsibilities to one or more other persons who report directly or indirectly to the Employee shall not be considered a reduction of the Employee's functions, duties or responsibilities, or (y) cause the Employee's position with the Company to become one of lesser importance or scope or (ii) any material breach of this Agreement by the Company which is not cured within 30 days after written notice from the Employee to the Company. If the Employment Period is terminated by the Employee for Good Reason, the Company shall pay to the Employee, in monthly installments equal to the Employee's monthly Base Salary at the time of termination, the same amount the Employee would have been




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paid had the Company terminated his employment without cause. If the Employee voluntarily terminates his employment without Good Reason, all his rights to compensation and other rights under Sections 3, 4 and 5 shall terminate immediately, except the right to payment for amounts accrued in respect of periods prior to such termination.

                (c) Any amounts payable to the Employee in installments pursuant to this Section 6 may, at the option of Company, be paid in a lump sum rather than in installments as provided above. In any event, all such amounts (whether paid in installments or in a lump sum) shall be considered severance payments and be in full and complete satisfaction of the obligations of the Company to the Employee in connection with the termination of the Employee. For purposes of this Agreement, the Employee's right to bonus payment shall accrue in accordance with paragraph 3 herein. During the period any payments are being made to the Employee pursuant to this Section 6, the Employee shall be entitled to continue to participate in all employee benefit plans available to employees of the Company generally and to continuation of any perquisites provided to the Employee by the Company at the time of termination (except that the Employee will be required to return the automobile provided by the Company hereto within 30 days of the Employee's termination).

        7. COVENANT NOT TO COMPLETE. (a) The Employee does hereby agree, subject to the provision set forth in Section 2(b) of this Agreement, that he shall not during the term of this Agreement or any extension hereof and for a period of six (6) months after expiration or termination of his employment with the Company be directly or indirectly employed or retained by, own, manage, invest, lend money to, guarantee the obligation of, participate in, associate with, advise, or be connected in any manner as an officer, stockholder, employee, partner, director, consultant, advisor, investor or creditor of, any broadcast station in competition with the Company or licensed to or whole transmitter is located within any community or Metro Survey Area (as defined by Arbitron) of any of the Stations or any other radio stations owned by the Company or its affiliates where the Employee is working day-to-day at said stations or supervising said stations at the time of such termination of employment.

                (b) In the event any provision herein shall be deemed invalid or unenforceable in any respect by any court or other tribunal of competent jurisdiction as to any one or more periods of time, geographical areas, business or activities, the remaining provisions shall not thereby by effected but shall remain in full force and effect, and this Agreement shall be deemed to be amended without further action by the parties hereto to the extent necessary to render it valid and enforceable, all as determined by such court or tribunal.

                (c) The Employee further acknowledges and agrees that in the event of a breach or threatened breach of the covenants in this Section 7, the Company shall be entitled to request from a court of competent jurisdiction the entry of a temporary restraining order upon notice to the Employee, as well as the entry of a preliminary and permanent injunction. Said right to an injunction shall be in addition to and not in limitation of any other right or remedies the Company may have for damages or otherwise.

                (d) In addition, during the term of this Agreement and for a period of one (1) year after expiration or termination, regardless of whether terminated with or without cause, either by Employer or Employee, Employee agrees he shall not directly or indirectly solicit,





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attempt to solicit, induce or attempt to induce any officer, full-time or part-time Employee or consultant of Employer to terminate their employment with Employer or (directly or indirectly employ, hire, retain or) assist in the employing, hiring or retaining or be associated in any manner in any business with a person who within one (1) year prior to such employment, hiring or retainer was employed or connected with in any manner, the Employer or any of its stations.

        8. CONFIDENTIAL INFORMATION AND TRADE SECRETS. (a) The Employee acknowledges that during the course of his regular duties, he will have access to confidential information and trade secrets of the Company and its subsidiaries, including, but not limited to financial information, data relating to formats, promotions, hiring plans, market studies, concepts, strategies, methods of doing business and other "know how" ("Confidential Information"), which the Employee acknowledges to be a valuable trade asset of the Company; provided, it is understood that common general practices in the radio industry and knowledge in the public domain shall not be considered Confidential Information. The Employee shall not at any time during the term of this Agreement or at any time after termination of employment for any reason, directly or indirectly, use for himself or others, or divulge to others any Confidential Information or other data of the Company obtained as a result of his employment.

                (h) In the event the covenant set forth in this Section 8 is violated, the Company shall be entitled to injunctive relief to prevent the continued violation of this provision.

        9. TRADE NAME, TRADEMARKS AND COPYRIGHTS. The Employees shall at no time during or after the termination of his employment have or claim to have any right, title or interest in any trade name, trademark, service mark, copyright, mailing or circulation lists, manuscripts, artwork, or character name belonging to or used or to be used by the Company or any of its other employees, it being the intention of this Agreement that the Employee shall, and hereby does, recognize that the Company now has and retains, and hereafter may have and retain, the sole and exclusive right in any and all such trade names, trademarks, service marks, copyrights, character names, and other material and matter referred to in this Section 9.

        10. PUBLIC STATEMENT. The Employee agrees not to directly or indirectly publish, circulate, utter or disseminate, or cause to be publicized, circulated, uttered or disseminated, in any manner of by any means whatsoever, to any person or person whomsoever, any statements, comments or material whatsoever, which could or would, in any manner whatsoever, either reflect unfavorable on the reputation of the Company or harm, damage or impair the business or operation of the Company unless required by law of by a valid order of a court of competent jurisdiction. Sections 8 through 10 of this Agreement shall apply whether this Agreement is terminated by the Company, the Employee, or upon its expiration.

        11. FREEDOM TO CONTRACT. The Employee represents and warrants that he has the right to negotiate and enter into this Agreement and that this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal or other existing business relationship.

        12. INDEMNITY. The Company shall indemnify the Employee in his capacity as an officer of the Company in accordance with Article Ninth of the Second Restated Certificate of Incorporation of Holdings as in effect on the Employment Date.




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        13.     ASSIGNMENT. The obligations and rights of the Employee under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, and the Company may, at its option, assign this Agreement to the purchaser of all or substantially all of the assets of the Company or the Stations, subject to the Agreement Regarding Change in Control to become a part of this Agreement.

        14. SEVERABILITY. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, and this Agreement shall be construed in all other respects as if the invalid or unenforceable term or provision were omitted.

        15. WAIVER. A waiver by either party of any term or condition of this Agreement in any instance shall not be construed as a waiver of any other term or condition. All remedies, rights and obligations contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right or obligation of either party.

        16. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Texas and is subject to the terms of licenses now and hereafter held by the Company and all applicable federal, state and municipal laws, ordinances and regulations now and hereafter in force.

        17. HEADINGS. The headings used in this Agreement are used for reference purposes only and are not deemed controlling with respect to the contents hereof.

        18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed to be an original.

        19. ENTIRE AGREEMENT. This Agreement including the Exhibits referenced herein and attached hereto sets forth the entire understanding of the parties with respect to the Company's employment of the Employee and supersedes all previous agreements and understandings with respect to such matter, and it may not be changed except by a written document executed by all of the parties hereto.

        20. BINDING EFFECT. The terms of this agreement shall be binding upon and inure to the benefit of and shall be enforceable by the parties' respective successors, assigns, heirs, beneficiaries and personal representatives.




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        21.     NOTICES. Any notices to be given hereunder by either party to the other shall be in writing and shall be deemed given when personally delivered or five (5) days after having been mailed by Federal Express or other overnight mail service, or by certified mail, postage prepaid, return receipt requested, addressed as follows:

        If to the Company, Holdings or the Broadcasting Subsidiary:

                c/o Chancellor Broadcasting Company
                12655 North Central Expressway
                Suite 405
                Dallas, Texas 75243
                Attention: Steven Dinetz

        With a copy to:

                Matthew Leibowitz, Esq.
                Leibowitz & Associates, P.A.
                1 SE 3 Avenue, Suite 1450
                Miami, Florida 33131

                Jeremy W. Dickens
                Weil, Gotshal & Manges, L.L.P.
                100 Crescent Court
                Suite 1300
                Dallas, Texas 75201

        If to the Employee:

                George C. Toulas
                6750 Hidden Hill
                Cincinnati, Ohio 45230

        With a copy to:

                Cyd Beth Wolf, Esq.
                2840 Legg Mason Tower
                111 South Calbert Street
                Baltimore, MD 21202

        22. ATTORNEY'S FEES. In the event any action at law or in equity is necessary to enforce or interpret the terms of this AGREEMENT, the prevailing part shall be entitled to receive reasonable attorneys fees, expenses and costs, in addition to any other relief to which the party may be entitled, for both the trial and appellate levels.





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        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                                        CHANCELLOR HOLDINGS CORP.

                                        By: /s/ STEVEN DINETZ
                                            ----------------------------
                                            Steven Dinetz
                                            President


                                        CHANCELLOR BROADCASTING COMPANY

                                        By: /s/ STEVEN DINETZ
                                            ----------------------------
                                            Steven Dinetz
                                            President


                                        CHANCELLOR RADIO BROADCASTING
                                         COMPANY

                                        By: /s/ STEVEN DINETZ
                                            ----------------------------
                                            Steven Dinetz
                                            President


                                        /s/ GEORGE C. TOULAS
                                        --------------------------------
                                        George C. Toulas